SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 28, 2003

IBERIABANK CORPORATION

(Exact name of Registrant as Specified in Charter)

Louisiana	0-25756	72-1280718

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 West Congress Street, Lafayette, Louisiana 70501

(Address of Principal Executive Offices)

(337) 521-4003

Registrant’s telephone number, including area code

1101 East Admiral Doyle Drive, New Iberia, Louisiana 70560

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.

            On March 3, 2003, IBERIABANK Corporation (the “Registrant”) announced that, as of the close of business on February 28, 2003, it had consummated the acquisition of Acadiana Bancshares, Inc. (“Acadiana”), parent company of LBA Savings Bank (“LBA”).

            Shareholders of Acadiana will receive total consideration of $39.38 per outstanding share of Acadiana common stock in a combination of the Registrant’s common stock and cash.  Acadiana shareholders will receive $7.88 in cash per share of Acadiana common stock outstanding and the balance in common stock of the Registrant.  The conversion ratio for the stock portion is 0.7919 shares of the Registrant’s common stock for every share of Acadiana common stock outstanding, based on the average closing price of the Registrant’s common stock of $39.78 per share during the first 10 trading days of February 2003.

            LBA will operate as a wholly owned subsidiary of the Registrant until operating and branch system conversions are completed.  The Registrant anticipates that these conversions will be completed within 60 days from the closing date.  Upon consummation of the conversions, all four LBA offices in Lafayette, Louisiana, and one LBA office in New Iberia, Louisiana, will be merged into the IBERIABANK distribution system and operate under the IBERIABANK name.

            For additional information, reference is made to the Agreement and Plan of Merger dated as of September 22, 2002, by and among the Registrant and Acadiana, attached as Exhibit 2.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, which is incorporated herein by reference.

Item 5. Other Information.

The address of the Registrant’s corporate headquarters changed effective March 1, 2003, to the following: IBERIABANK Corporation, 200 West Congress Street, Lafayette, LA 70501.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of Business Acquired.

                            Consolidated Financial Statements for Acadiana as of December 31, 2002 amd 2001, and for each of the three years in the period ended December 31, 2002 are attached hereto as Exhibit 99.1 and are incorporated herein by reference.

(b)	Pro Forma Financial Information.

                             It is not currently practicable to provide the pro forma financial information required by Item 7(b) of Form 8-K.  Such pro forma financial information will be filed by amendment to this Form 8-K no later than May 16, 2003.

(c)	Exhibits.

	Exhibit 23:	Consent of Independent Accountants

	Exhibit 99.1:	Consolidated Financial Statements for Acadiana Bancshares, Inc. as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

IBERIABANK CORPORATION

DATE: March 13, 2003	By:	/s/ DARYL G. BYRD

Daryl G. Byrd
President and Chief Executive Officer